UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2008
PAREXEL INTERNATIONAL CORPORATION
(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
As disclosed on the Company’s Current Report on Form 8-K filed with the SEC on June 13, 2008, PAREXEL International Corporation (the “Company”) entered into a Credit Agreement dated as of June 13, 2008, which agreement was amended as of July 10, 2008, and amended and restated as of August 14, 2008, by and among the Company, certain subsidiaries of the Company, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as London Agent, KeyBank National Association, as Syndication Agent, and HSBC Bank USA, N.A., RBS Citizens, N.A. and Fifth Bank, as Co-Documentation Agents (as amended and restated, the “Credit Agreement”).
On August 27, 2008, the board of directors of the Company ratified, confirmed and approved in all respects the authorization of the Company to increase from $300 million to $315 million (the “Loan Amount”) the principal amount available under the credit facility provided for in the Credit Agreement. The Credit Agreement consists of an unsecured term loan facility and an unsecured revolving credit facility. The principal amount of up to $150 million is made available through a term loan, and the principal amount of up to $165 million is made available through a revolving credit facility. A portion of the revolving loan facility is available for swingline loans of up to $20 million to be made by JP Morgan Chase Bank, N.A. and for letters of credit. The Company may request the lenders to increase the Credit Agreement by an additional amount of up to $50 million, and such increase may, but is not committed to, be provided.
Pursuant to the terms of the Credit Agreement, the Company is permitted to borrow funds from the Lenders up to the Loan Amount. The Credit Agreement was entered into to provide funds for acquisitions, including the acquisition of ClinPhone plc, a company incorporated in England and Wales that was previously traded on the London Stock Exchange (“ClinPhone”), to repay outstanding amounts under the Company’s existing loan arrangements and to refinance certain indebtedness of ClinPhone, for stock repurchases and for other general corporate purposes of the Company and its subsidiaries.
Borrowings made under the Credit Agreement bear interest, at the Company’s determination, at a rate based on either:
•	prime (or, if higher, the federal funds rate plus 50 basis points) (the “Alternate Base Rate”) plus a margin (not to exceed a per annum rate of .750%) based on the Leverage Ratio, in which case it is a floating interest rate, or
•	LIBOR or EURIBOR plus a margin (not to exceed a per annum rate of 1.750%) based on the Leverage Ratio, in which case the interest rate is fixed at the beginning of each interest period for the balance of the interest period.
An interest period is typically one, two, three, or six months. The “Leverage Ratio” is a ratio of the consolidated total debt to consolidated net income before interest, taxes, depreciation and amortization (EBITDA). Loans outstanding under the Credit Agreement may be prepaid at any time in whole or in part without premium or penalty, other than customary breakage costs, if any. The Credit Agreement terminates and any outstanding loans under it mature on June 13, 2013.
Repayment of the principal borrowed under the revolving credit facility (other than a swingline loan) is due on June 13, 2013. Repayment of principal borrowed under the term loan facility is payable as follows:
•	5% of principal borrowed must be repaid by June 30, 2009;

•	20% of principal borrowed must be repaid during the one-year period from July 1, 2009 to June 30, 2010;
•	20% of principal borrowed must be repaid during the one-year period from July 1, 2010 to June 30, 2011;
•	25% of principal borrowed must be repaid during the one-year period from July 1, 2011 to June 30, 2012; and
•	30% of principal borrowed must be repaid during the one-year period from July 1, 2012 to June 13, 2013.
All payments of principal made during each annual period described above are required to be made in equal quarterly installments, starting on September 30, 2008 and to be accompanied by accrued interest thereon. To the extent not previously paid, all borrowing under the term loan facility must be repaid on June 13, 2013. Swingline loans under the Credit Agreement generally must be paid on the first date after such swingline loan is made that is the 15th or last day of a calendar month.
Interest must be paid quarterly for borrowings with an interest rate determined at the Alternate Base Rate. Interest must be paid on the last day of the interest period selected by the Company for borrowings with an interest rate based on LIBOR or EURIBOR; provided that for interest periods of longer than three months, interest is required to be paid every three months. Interest under swingline loans is payable when principal is required to be repaid.
The Company’s obligations under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, cross defaults to material indebtedness, defaults relating to such matters as ERISA and judgments, and a change of control default. The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s U.S. domestic subsidiaries, and the Company has guaranteed any obligations of any co-borrowers under the Credit Agreement.
The Credit Agreement contains affirmative and negative covenants applicable to the Company and its subsidiaries, including financial covenants requiring the Company to comply with maximum leverage ratios, minimum interest coverage ratios, a minimum net worth test and maximum capital expenditures requirements, as well as restrictions on liens, investments, indebtedness, fundamental changes, acquisitions, dispositions of property, making specified restricted payments (including stock repurchases exceeding an agreed to percentage of consolidated net income), and transactions with affiliates.
In connection with the Credit Agreement, the Company agreed to pay a commitment fee on the term loan commitment, payable quarterly calculated as a percentage of the unused amount of the term loan commitments at a per annum rate of 0.30%, and a commitment fee on the revolving loan commitment calculated as a percentage of the unused amount of the revolving loan commitments at a per annum rate of up to 0.375% (based on the Leverage Ratio). To the extent there are letters of credit outstanding under the Credit Agreement, the Company will pay to the Administrative Agent, for the benefit of the Lenders, and to the issuing bank certain letter of credit fees, a fronting fee and additional charges. The Company also agreed to pay various fees to JPMorgan Chase Bank, N.A. or KeyBank National Association or both.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.
On August 26, 2008, the Company drew down approximately $192 million under the Credit Agreement in connection with the closing of the ClinPhone acquisition, pursuant to which the Company acquired all of the issued shares of ClinPhone for approximately $172 million. The proceeds of the borrowing were also used to repay certain indebtedness of ClinPhone owed to HSBC Bank.
The Company currently has approximately $270 million in principal amount of debt outstanding under the Credit Agreement, including the entire available principal amount of $150 million under the term loan, and $120 million of principal borrowed under the revolving credit facility. As of August 26, 2008, the Company had remaining borrowing availability of approximately $45 million under the revolving credit facility.
The information set forth in Item 1.01 above with respect to the Credit Agreement is incorporated herein in its entirety.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
No.	Description
10.1	Credit Agreement dated as of June 13, 2008, as amended by the First Amendment dated as of July 10, 2008, and as amended and restated as of August 14, 2008, by and among the Company, certain subsidiaries of the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as London Agent, KeyBank National Association, as Syndication Agent, HSBC Bank USA, N.A., RBS Citizens, N.A. and Fifth Bank, as Co-Documentation Agents, and the lenders party thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAREXEL International Corporation
Date: September 2, 2008	By:	/s/ James F. Winschel, Jr.
	Name:	James F. Winschel, Jr.
	Title:	Sr. Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Credit Agreement dated as of June 13, 2008, as amended by the First Amendment dated as of July 10, 2008, and as amended and restated as of August 14, 2008, by and among the Company, certain subsidiaries of the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as London Agent, KeyBank National Association, as Syndication Agent, HSBC Bank USA, N.A., RBS Citizens, N.A. and Fifth Bank, as Co-Documentation Agents, and the lenders party thereto.